Exhibit 10.2

SEALED AIR CORPORATION PERFORMANCE SHARE UNITS

AWARD GRANT

2012

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF

1933.

Name: William V. Hickey

Performance Period:    January 1, 2012 through December 31, 2012

Grant Date:  March 27, 2012

TARGET AWARD

You have been granted by Sealed Air Corporation (the “Company”) a target Performance Share Units award under the Company’s 2005 Contingent Stock Plan for the 2012 performance period, comprised of the following:

Target Performance Share Units:      273,834 units

Each Performance Share Unit (a “Unit”) will be equivalent to one share of Sealed Air Corporation common stock.

Your award is subject to the terms and conditions of the Company’s 2005 Contingent Stock Plan (the “Plan Document”). If this award agreement varies from the terms of the Plan Document, the Plan Document will control.

PERFORMANCE GOALS

The number of Units you earn will depend on the performance of the Company relative to certain performance goals for the performance period of January 1, 2012 through December 31, 2012 (the “Performance Period”). The performance goals and their relative weightings are attached as Appendix A hereto.

The determination of whether the performance goals have been met will be made by the Organization and Compensation Committee of the Company’s Board of Directors following the end of the Performance Period.

The number of performance-adjusted Units determined upon completion of the Performance Period, if any, shall be subject to a further time-based vesting period (the “Vesting Period”) as set forth in Appendix A.

OTHER IMPORTANT INFORMATION

—	Units earned will receive dividend equivalents paid in cash (without interest) as set forth in Appendix A.

—	You will not earn any Units if the Company’s performance during the Performance Period is below threshold performance for all metrics as set forth on Appendix A.

—	If actual performance equals or exceeds threshold performance, the number of Units earned will be based on attainment against the performance goals as set forth on Appendix A.

—

The timing of payment of any Units to you will be as specified in Appendix A. Units to be paid to you will be paid in actual shares of Company common stock, less the number of shares that may be withheld to satisfy applicable withholding taxes. In accordance with the additional vesting requirements set forth in Appendix A, shares in settlement for any Units earned will be issued on or before January 30, 2015 for 50% of the performance-adjusted Units, and January 30, 2016 for the remaining 50% of the performance-adjusted Units. Cash dividend equivalents accrued on the earned Units as set forth in Appendix A will be paid in cash on or about the same time.

—

If your employment terminates before the Units are vested and have been paid to you in full, the termination treatment described in Appendix A shall apply. You are considered to have retired if your employment with the Company terminates when you have at least 5 years of service and your combined age and years of service equal at least 70, but excluding termination of employment due to your death or Disability or termination of employment by the Company for cause. “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee.

—

There is no automatic vesting of your Units upon a “Change in Control” (as defined in the 2005 Contingent Stock Plan). However, the 2005 Contingent Stock Plan provides for pro rata vesting of your Units if within two years following the Change in Control your employment is terminated either by the Company without Cause or by you for “Good Reason” (also as defined in the 2005 Contingent Stock Plan).

—

The Organization and Compensation Committee retains the right in extraordinary circumstances to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the 2005 Contingent Stock Plan.

—	This award is subject to the Company’s Policy on Recoupment of Incentive Compensation, a current copy of which is attached as Appendix B.

—	Payments will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.

FOR MORE INFORMATION.

If you have any questions about your award or Units or need additional information, contact H. Katherine White.

IN WITNESS WHEREOF, the Company has caused this Award Grant to be executed by its duly authorized officer, and you have hereunto set your hand, effective as of the Grant Date stated above.

SEALED AIR CORPORATION		EMPLOYEE

By:
Name:
Title:

APPENDIX A

Name: William V. Hickey

Target Award: 273,834 Performance Share Units

Performance Period: January 1, 2012 to December 31, 2012

Threshold Award Level: 25% of Target Award (for each of the two performance goals)

Maximum Award Level: 200% of Target Award

Performance Goals: The percentage of the Target Award that will be earned will be based on the results of two performance metrics over the Performance Period. The performance metrics are:

a.	Consolidated EBITDA, weighted 70%(1)(2)
b.	Net Debt Reduction from Operations, weighted 30%(1)(2)

Each metric will be calculated separately based on the targets set forth below. The results of each metric, multiplied by the applicable weighting, will determine the number of performance-adjusted Units for that metric. The total performance-adjusted award will be the addition of the total number of performance-adjusted Units determined for each of the two performance metrics.

(1)	Adjusted to exclude items listed below.
(2)	These metrics are defined identically to the metrics for the 2012 Performance Period under the Annual Incentive Plan.

Performance Adjustment:

The number of Units earned for the Performance Period, subject to additional vesting provisions described below, will be based on (a) 2012 consolidated adjusted EBITDA (weighted 70%) and (b) Net Debt Reduction from Operations (weighted 30%) as detailed below. Both metrics are subject to the exclusions set forth below.

Metric: Consolidated Adjusted EBITDA
% Achievement	Consolidated Adjusted EBITDA Goal Achieved	Number of Units Earned (as a % of Target)
Less than 90%	Less than $1,082.7 million	0%
90%	$1,082.7 million	25%
100%	$1,203.0 million	100%
110%	$1,323.3 million	150%
120% or more	$1,443.6 million	200%

Metric: Net Debt Reduction from Operations
% Achievement	Net Debt Reduction from Operations Goal Achieved	Number of Units Earned (as a % of Target)
Less than 90%	Less than $230.4 million	0%
90%	$230.4 million	25%
100.0%	$256.0 million	100%
110.0%	$281.6 million	150%
120.0% or more	$307.2 million	200%

For performance in either metric that is above threshold goal achievement, the number of performance-adjusted Units determined for performance between specific defined levels detailed above will be on a pro-rata basis.

Additional Vesting Requirement; Dividend Equivalents:

The number of performance-adjusted Units determined based on performance during the Performance Period is subject to an additional time-based vesting schedule, as follows: 50% of the performance-adjusted Units shall become vested and payable on December 31, 2014, and the remaining 50% of the performance-adjusted Units shall become vested and payable on December 31, 2015, provided you remain continuously employed with the Company through each such vesting date (subject to the termination provisions below). Vested Units shall be payable by issuance of one share for each Unit then payable, to be issued within thirty days following the applicable vesting date (i.e., during January of the following calendar year), subject to applicable payroll and withholding taxes (including share withholding per the terms of the 2005 Contingent Stock Plan).

Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the performance and vesting periods, which will be subject to the performance goals and vesting provisions described above.

Termination Treatment:

The following provisions apply in case of termination of employment before the Units become fully vested:

o	Termination during the Performance Period:
¡	Death/disability: immediate payout at target
¡	Retirement: provided at least 50% of the performance period had been completed at time of retirement, pro rata award earned based on actual performance results, payable per the vesting schedule
o	Termination after the Performance Period but before the vesting date:
¡	Death/disability: immediate payout at performance-adjusted amount
¡	Retirement: payout of performance-adjusted amount per the vesting schedule
o	Termination of employment for cause before applicable vesting date: forfeiture

Exclusions from the calculation of 2012 Metrics:

Consolidated adjusted EBITDA:

a.	All restructuring charges reported or accounted for in the 2012 consolidated financial statements as “restructuring charges,” and restructuring programs (including all unbudgeted charges and all restructuring related expense such as equipment relocation). This exclusion shall include all restructuring charges approved by the Board of Directors before 2012 that are recorded during 2012. For any restructuring programs approved during 2012 for which charges have been excluded, any expense estimate accruals that are reversed once actual expenses are known related to such programs will also be excluded.

b.	All charges related to goodwill amortization or impairment in the calculation of operating expense and operating income.

c.	All expenses (including litigation-related costs and expenses), liabilities and accruals related to or arising from: (i) any liabilities that W.R. Grace & Co. or any of its subsidiaries had agreed to assume or as to which any of them indemnified the Company or any of its subsidiaries under any of the agreements entered into in connection with the Cryovac Transaction (as defined in the Company’s Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002); (ii) any claim or lawsuit alleging that the Company or any of its subsidiaries is or may be liable for any liabilities of W.R. Grace & Co., Fresenius Medical Care Holdings, Inc. or any of their respective affiliates under any legal theory, including without limitation any claim based on fraudulent transfer, fraudulent conveyance, successor liability, or contractual obligation; (iii) any costs incurred to settle the aforementioned liabilities, claims and lawsuits; or (iv) any payment that the Company or any of its subsidiaries may be required to make to any trust fund established under federal law providing for the resolution of claims for bodily injury caused by asbestos exposure.

d.	All expenses related to capital markets transactions authorized by the Board of Directors. Such transactions will include the repurchase of bonds and stock.

e.	The effect (including related expenses) of any acquisition or disposition transactions, whether or not closed prior to or during 2012, provided that transactions closed during 2012 that were large enough to require Board of Director approval have received such Board of Director approval. However, the effect of any acquisition or disposition that closed prior to 2012 shall not be excluded if the projected results of the transaction were factored into the 2012 budget.

f.	The effect of any accounting changes implemented during 2012, such as the effect of the discontinuance of the Last-in, First-out (LIFO) method for calculating the value of inventory in the United States.

g.	Other Income and Expenses as included in the consolidated income, such as interest income, currency & hedging, gain on sale of assets, or loss on disposal of assets.

Net Debt Reduction from Operations:

a.	The effect of any acquisition or disposition transactions, whether or not closed prior to or during 2012, provided that transactions closed during 2012 that were large enough to require Board of Director approval have received such Board of Director approval. However, the effect of any acquisition or disposition that closed prior to 2012 shall not be excluded if the projected results of the transaction were factored into the 2012 budget.

Fractional Shares: Fractional shares earned will be rounded up to the nearest whole share. No fractional shares will be issued.

Discretion: Regardless of any provision of the 2005 Contingent Stock Plan to the contrary, the Organization and Compensation Committee will not exercise its discretion to adjust this award downward below the amount that would otherwise be payable except in extraordinary circumstances.

APPENDIX B

SEALED AIR CORPORATION

POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

FROM EXECUTIVES IN THE EVENT OF CERTAIN RESTATEMENTS

As amended for performance periods beginning on or after January 1, 2010

The Organization and Compensation Committee of the Board of Directors has approved the policy that the Company will, to the extent permitted by governing law, require reimbursement to the Company of all or a portion of any annual incentive compensation (whether payable in cash or by an award under the 2005 Contingent Stock Plan) and any Performance Share Units awards under the 2005 Contingent Stock Plan awarded to any executive officer of the Company or to the leader of any business unit or function of the Company for performance periods beginning on or after January 1, 2010, where:

(a)	the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement due to error or misconduct (regardless of the executive officer’s or leader’s responsibility for such error or misconduct), and
(b)	either no payment or award, or a lower payment or award, would have been made to the officer or leader based upon the restated results.

In each case, upon a determination to seek recovery by the Board of Directors, the Company will, to the extent practicable, seek to recover the amount by which the officer’s or leader’s annual incentive compensation and/or Performance Share Units award for the relevant period exceeded the lower amount that would have been paid or awarded (or the entire amount, if nothing would have been paid or awarded). This may include the cancellation of all or a portion of unvested awards or unpaid awards (or a delay in payment of any such awards while financial results are under review by the Company).

In addition, any person who is subject to forfeiture of compensation or profits from the sale of the Company’s securities under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of such compensation and profits.

In addition to these reimbursements, the Company may take any other actions that it deems appropriate to remedy any fraud or misconduct related to the restatement based on a consideration of the relevant facts and circumstances. These remedies would be in addition to any actions imposed by law enforcement agencies, regulators, or other authorities.

2/18/2010